Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2019 Results

•                  Net income for the three months ended June 30, 2019 was $5.06 million compared to $4.96 million for the three months ended June 30, 2018, an increase of 1.95%.

•                  Fully-diluted earnings per share for the three months ended June 30, 2019 was $0.54 per share compared to $0.53 per share for the three months ended June 30, 2018, an increase of $0.01 per share or 1.89%.

•                  Interest income on loans for the three months ended June 30, 2019 was $16.00 million compared to $14.88 million for the three months ended June 30, 2018, an increase of $1.12 million, or 7.52%.

•                  Net loans receivable for the six months ended June 30, 2019 was $1.60 billion compared to $1.57 billion for the year ended December 31, 2018.

•                  The Company did not have any delinquent loans 90 days past due and not accruing at June 30, 2019 as compared to $879,000 at December 31, 2018.  During the same period, non-performing assets declined to $892,000 at June 30, 2019 from $2.21 million at December 31, 2018.

•                  Board of Directors approved a quarterly cash dividend of $0.22 per share, representing Territorial Bancorp Inc.’s 38th consecutive quarterly dividend.

Honolulu, Hawaii, July 25, 2019 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $5.06 million or $0.54 per fully- diluted share for the three months ended June 30, 2019, compared to $4.96 million or $0.53 per fully-diluted share for the three months ended June 30, 2018.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.22 per share.  The dividend is expected to be paid on August 22, 2019 to stockholders of record as of August 8, 2019.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our strong performance continued in the second quarter.  We were able to increase our total loans and deposits while maintaining good asset quality.”

Interest Income

Total interest income was $19.11 million for the three months ended June 30, 2019 compared to $18.18 million for the three months ended June 30, 2018.  The $932,000 growth in total interest income was due to a $1.12 million increase in interest income on loans, which resulted primarily from a $72.78 million increase in average loans receivable.  This increase was offset by a $275,000 decline in interest income on investment securities.  The decrease earned on investment securities was due to a $37.88 million reduction in the average securities portfolio balance which resulted from repayments in excess of purchases on the securities portfolio.

Interest Expense and Provisions for Loan Losses

Total interest expense rose to $4.45 million for the three months ended June 30, 2019 from $3.28 million for the three months ended June 30, 2018.  Interest expense on deposits increased to $3.51 million for the three months ended June 30, 2019 from $2.69 million for the three months ended June 30, 2018.  The increase in interest expense on deposits occurred primarily because of a 20 basis point increase in the average cost of deposits and a $30.92 million increase in average total deposits.  Interest expense on FHLB advances increased to $897,000 for the three months ended June 30, 2019 compared to $459,000 for the three months ended June 30, 2018.  This increase was due to a $19.70 million increase in the average balance of FHLB advances and an increase in the average cost of advances for the three months ended June 30, 2019 as compared to three months ended June 30, 2018.

During the three months ended June 30, 2019, the Company recorded a $51,000 reversal in the provision for loan losses compared to a $60,000 loan provision for the three months ended June 30, 2018.  The reversal in loan loss provisions resulted from the improving credit quality of the Company’s loan portfolio and a reduction in loan losses.

Noninterest Income

Noninterest income was $1.27 million for the three months ended June 30, 2019 compared to $837,000 for the three months ended June 30, 2018.  The increase in noninterest income was primarily due to a $429,000 increase in other income, which included $419,000 of proceeds on bank owned life insurance.

Noninterest Expense

Noninterest expense was $9.51 million for the three months ended June 30, 2019 compared to $9.37 million for the three months ended June 30, 2018.  The increase in noninterest expense was primarily due to a $234,000 increase in salaries and employee benefits, which was partially reduced by a $111,000 decrease in other general and administrative expenses. The increase in compensation expense is primarily due to an increase in the expense for performance-based stock awards.

Income Taxes

Income tax expense for the three months ended June 30, 2019 was $1.42 million compared to $1.35 million for the three months ended June 30, 2018.  Income tax expense for the three months ended June 30, 2019 was net of $144,000 of tax benefits related to the exercise of stock options.  In addition, $419,000 of proceeds on bank owned life insurance were not taxable, which lowered the effective tax rate.  Income tax expense for the three months ended June 30, 2018 was net of tax benefits of $250,000 related to the exercise of stock options and a $1.00 million pension contribution to the Company’s defined benefit pension plan.  The tax benefit from the pension contribution occurred as the tax deduction for the pension contribution was calculated at the 35.00% federal corporate tax rate for 2017 rather than the 21.00% corporate tax rate for 2018.

Assets and Equity

Total assets increased to $2.09 billion at June 30, 2019 from $2.07 billion at December 31, 2018.  Loans receivable grew by $23.76 million to $1.60 billion at June 30, 2019 from $1.57 billion at December 31, 2018.  The growth in loans receivable occurred as residential mortgage loan originations exceeded loan repayments.  The Company transferred investment securities with a book value of $11.39 million and a market value of $11.80 million to its available for sale investment portfolio from its held to maturity investment portfolio in 2019.  The transfer was made when the Company adopted the amended Derivatives and Hedging topic of the FASB ASC.  Investment securities held to maturity declined to $350.94 million at June 30, 2019 from $371.52 million at December 31, 2019.  This decline in investment securities included the $11.39 million transferred to available for sale from the held to maturity portfolio and approximately $16.29 million of principal repayments.  Cash and cash equivalents decreased to $41.53 million at June 30, 2019 from $47.06 million at December 31, 2018.  During the same period, deposits rose by $16.57 million to $1.65 billion at June 30, 2019 from $1.63 billion at December 31, 2018.  The additional deposits, along with the repayments on investment securities and the decrease in cash and cash equivalents, were used to fund the growth in the loan portfolio and pay off $20.00 million of securities sold under agreements to repurchase.  On January 1, 2019, the Company also adopted the amended Lease topic of the FASB ASC by capitalizing net present value of future lease payments and recording a right-of-use asset and lease liability.  The right-of-use asset and lease liability had balances of $11.62 million and $12.12 million, respectively, at June 30, 2019.  Total stockholders’ equity increased to $241.77 million at June 30, 2019 from $235.08 million at December 31, 2018.  The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the quarter ended June 30, 2019, the Company completed its eighth repurchase program.  Through June 30, 2019, the Company has repurchased a total of 3,501,353 shares.  The shares repurchased represent 28.62% of the total shares issued in its initial public offering.

During the quarter ended June 30, 2019, the Company announced its ninth stock repurchase program where the Company is authorized to repurchase up to $5,000,000 of its outstanding shares.

As of June 30, 2019, the Company has 155,484 of outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

The Company did not have any delinquent loans 90 days or more past due and not accruing at June 30, 2019 compared to $879,000 at December 31, 2018.  Non-performing assets totaled $892,000 at June 30, 2019 compared to $2.21 million at December 31, 2018.  The ratio of non-performing assets to total assets was 0.04% at June 30, 2019 and 0.11% at December 31, 2018.  The allowance for loan losses at June 30, 2019 was $2.62 million and represented 0.16% of total loans compared to $2.64 million and 0.17% of total loans as of December 31, 2018.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                              general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•                              competition among depository and other financial institutions;

•                              inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•                              adverse changes in the securities markets;

•                              changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•                              changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•                              our ability to enter new markets successfully and capitalize on growth opportunities;

•                              our ability to successfully integrate acquired entities, if any;

•                              changes in consumer demand, spending, borrowing and savings habits;

•                              changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•                              changes in our organization, compensation and benefit plans;

•                              the timing and amount of revenues that we may recognize;

•                              the value and marketability of collateral underlying our loan portfolios;

•                              our ability to retain key employees;

•                              cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•                              technological change that may be more difficult or expensive than expected;

•                              the ability of third-party providers to perform their obligations to us;

•                              the ability of the U.S. Government to manage federal debt limits;

•                              the quality and composition of our investment portfolio;

•                              changes in market and other conditions that would affect our ability to repurchase our common stock; and

•                              changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Loans	$16,003	$14,884	$31,611	$29,791
Investment securities	2,847	3,122	5,718	6,251
Other investments	264	176	490	374
Total interest income	19,114	18,182	37,819	36,416

Interest expense:
Deposits	3,514	2,690	6,738	5,141
Advances from the Federal Home Loan Bank	897	459	1,452	878
Securities sold under agreements to repurchase	41	126	131	251
Total interest expense	4,452	3,275	8,321	6,270

Net interest income	14,662	14,907	29,498	30,146
Provision (reversal of provision) for loan losses	(51)	60	(46)	69

Net interest income after provision for loan losses	14,713	14,847	29,544	30,077

Noninterest income:
Service fees on loan and deposit accounts	485	487	923	902
Income on bank-owned life insurance	210	216	417	431
Gain on sale of investment securities	70	45	2,787	45
Gain on sale of loans	—	10	6	53
Other	508	79	580	148
Total noninterest income	1,273	837	4,713	1,579

Noninterest expense:
Salaries and employee benefits	5,730	5,496	11,416	11,143
Occupancy	1,578	1,574	3,170	3,090
Equipment	1,018	997	2,111	1,939
Federal deposit insurance premiums	143	154	287	307
Other general and administrative expenses	1,042	1,153	2,301	2,288
Total noninterest expense	9,511	9,374	19,285	18,767

Income before income taxes	6,475	6,310	14,972	12,889
Income taxes	1,415	1,347	3,388	3,106
Net income	$5,060	$4,963	$11,584	$9,783

Basic earnings per share	$0.55	$0.54	$1.26	$1.05
Diluted earnings per share	$0.54	$0.53	$1.24	$1.03
Cash dividends paid per common share	$0.32	$0.30	$0.54	$0.50
Basic weighted-average shares outstanding	9,172,376	9,219,859	9,170,825	9,251,999
Diluted weighted-average shares outstanding	9,276,680	9,394,031	9,294,327	9,439,618

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$41,528	$47,063
Investment securities available for sale at fair value	13,349	2,560
Investment securities held to maturity, at amortized cost (fair value of $356,321 and $364,922 at June 30, 2019 and December 31, 2018, respectively).	350,944	371,517
Loans held for sale	235	309
Loans receivable, net	1,598,476	1,574,714
Federal Home Loan Bank stock, at cost	8,303	8,093
Federal Reserve Bank stock, at cost	3,116	3,114
Accrued interest receivable	5,575	5,274
Premises and equipment, net	4,597	4,823
Right-of-use asset, net	11,622	—
Bank-owned life insurance	44,695	45,066
Deferred income tax assets, net	2,919	4,136
Prepaid expenses and other assets	2,538	2,537
Total assets	$2,087,897	$2,069,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,645,730	$1,629,164
Advances from the Federal Home Loan Bank	145,500	142,200
Securities sold under agreements to repurchase	10,000	30,000
Accounts payable and accrued expenses	24,016	23,346
Lease liability	12,121	—
Income taxes payable	1,878	2,407
Advance payments by borrowers for taxes and insurance	6,880	7,010
Total liabilities	1,846,125	1,834,127

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,664,793 and 9,645,955 shares at June 30, 2019 and December 31, 2018, respectively.	97	97
Additional paid-in capital	64,335	65,090
Unearned ESOP shares	(4,649)	(4,893)
Retained earnings	189,189	182,594
Accumulated other comprehensive loss	(7,200)	(7,809)
Total stockholders’ equity	241,772	235,079
Total liabilities and stockholders’ equity	$2,087,897	$2,069,206

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2019	2018

Performance Ratios (annualized):
Return on average assets	0.98%	0.98%
Return on average equity	8.39%	8.46%
Net interest margin on average interest earning assets	2.93%	3.04%
Efficiency ratio (1)	59.69%	59.54%

	At June	At December
	30, 2019	31, 2018

Selected Balance Sheet Data:
Book value per share (2)	$25.02	$24.37
Stockholders’ equity to total assets	11.58%	11.36%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$0	$879
Non-performing assets (3)	$892	$2,213
Allowance for loan losses	$2,616	$2,642
Non-performing assets to total assets	0.04%	0.11%
Allowance for loan losses to total loans	0.16%	0.17%
Allowance for loan losses to non-performing assets	293.27%	119.39%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs